Exhibit 8.2

June 16, 2005

(213) 229-7000	C 04714-00003

Ask Jeeves, Inc.
555 12th Street, Suite 500
Oakland, CA 94607

  Re:
  Registration Statement No. 333-124340

Ladies and Gentlemen:

        We have acted as counsel to Ask Jeeves, Inc., a Delaware corporation ("Ask Jeeves"), in connection with the preparation of the Registration Statement on Form S-4 (No. 333-124340) (the "Registration Statement") filed with the U.S. Securities and Exchange Commission and the Proxy Statement/Prospectus contained therein (the "Proxy Statement/Prospectus") relating to the merger of AJI Acquisition Corp., a wholly owned subsidiary of IAC/InterActiveCorp ("IAC"), pursuant to which Ask Jeeves will become a wholly owned subsidiary of IAC (the "Merger"). You have requested our opinion regarding the accuracy of the federal income tax matters described in the Proxy Statement/Prospectus under the caption "Material United States Federal Income Tax Consequences."

        In rendering this opinion, we have reviewed (without any independent investigation) the Agreement and Plan of Merger and Reorganization, dated as of March 21, 2005, pertaining to the Merger (the "Merger Agreement"), the Registration Statement, the Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement, the Registration Statement and the Proxy Statement/Prospectus, and have assumed that the proposed transaction will be consummated in accordance with the Merger Agreement and without breach or waiver of any material provision thereof. We have also relied, with the consent of IAC and the consent of Ask Jeeves, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of IAC and Ask Jeeves dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by stockholders of Ask Jeeves upon the exchange of Ask Jeeves common stock for IAC common stock in the Merger (except in respect of cash received instead of a fractional share of IAC common stock). It is also our opinion that the discussion in the Proxy Statement/Prospectus, under the caption "Material United States Federal Income Tax Consequences," to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

        This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the proposed transaction.

        We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Material United States Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act.

Very truly yours,
GIBSON, DUNN & CRUTCHER LLP

PSI/